Ex. 10.23
                               NUWAY MEDICAL, INC.
                                 PROMISSORY NOTE

U.S. $65,000                                            Dated: November 20, 2003


FOR VALUE RECEIVED, the undersigned, NuWay Medical, Inc., a Delaware corporation (the "Company"), HEREBY UNCONDITIONALLY PROMISES TO PAY to the order of James Seay, DDS, an Individual (the "Holder"), the principal sum of SIXTY FIVE THOUSAND UNITED STATES DOLLARS (U.S. $65,000) in accordance with the payment schedule set forth in Section 2.1.

      1. INTEREST. This Promissory Note (this "Note") shall bear no interest.

      2. PAYMENT.

            2.1 PAYMENT SCHEDULE. The principal shall be payable in one payment due on the 90th day (the "Maturity Date") after fifty thousand United State dollars (U.S. $50,000) is paid to the Company by the Holder, or the Holder's predecessor(s) in interest, except to the extent prepayment must be made under
Section 3.

            2.2 PAYMENT LOCATION. Payment of the principal is to be made at the main office of the Holder, or at such other place as the Holder shall designate to the Company in writing, in lawful money of the United States of America.

            2.3 BUSINESS DAYS. Whenever any payment hereunder shall be stated to be due or any other date specified hereunder would otherwise occur, on a day other than a Business Day (as defined below), then, except as otherwise provided herein, such payment shall be made or other date shall occur, on the next succeeding Business Day. As used herein, "Business Day" means a day (i) other than Saturday or Sunday, and (ii) on which commercial banks are open for business in Orange County, California.

      3. PREPAYMENT. The Company must prepay principal outstanding hereunder to the extent, prior to the Maturity Date, the Company receives cash proceeds equal to or exceeding two hundred thousand United States dollars (U.S. $200,000) with respect to or in connection with the letter of intent entered into by the Company with CVD International, Inc. in which certain investors are to provide a bridge loan to the Company in the amount of $250,000 to $500,000 ("Prepayment Trigger"). On each occurrence of a Prepayment Trigger prior to the Maturity Date, the Company must prepay principal hereunder in an amount equal to the net cash proceeds received by the Company from the Prepayment Trigger after deducting all expenses associated therewith up to the Company's obligation pursuant to this Note.

      4. EVENTS OF DEFAULT.

            4.1 Any of the following events which shall occur shall constitute an "Event of Default":

                  (a) The Company shall fail to pay when due any amount of principal hereunder or other amount payable hereunder.

                  (b) The Company shall fail to perform or observe any other term, covenant or agreement contained in this Note on its part to be performed or observed and any such failure shall remain unremedied for a period of 60 days from the occurrence thereof.


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                  (c) The Company shall admit in writing its inability to, or shall fail generally or be generally unable to, pay its debts (including its payrolls) as such debts become due, or shall make a general assignment for the benefit of creditors; or the Company shall file a voluntary petition in bankruptcy or a petition or answer seeking reorganization, to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act of 1978, as amended or recodified from time to time (the "Bankruptcy Code"); or an involuntary petition seeking any of the relief specified in this paragraph shall be filed against the Company and shall not be dismissed within 90 days.

                  (d) The Company shall (i) liquidate, wind up or dissolve (or suffer any liquidation, wind-up or dissolution), or (ii) suspend its operations other than in the ordinary course of business.

            4.2 If any Event of Default shall occur, the Holder may (i) by notice to the Company, declare the entire unpaid principal amount of this Note to be forthwith due and payable, whereupon all unpaid principal under this Note shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company; and (ii) whether or not the actions referred to in clause (i) have been taken, proceed to enforce all other rights and remedies available to the Holder under applicable law.

      5. MISCELLANEOUS.

            5.1 NOTICES. All notices, requests, demands, and other communications under this Note shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

          To the Holder:




          To the Company:                   NuWay Medical, Inc.
                                            23461 South Pointe Drive, Suite 200
                                            Laguna Hills, CA 92653
                                            Attn: President


Any party may change his or its address for purposes of this paragraph by giving notice of the new address to each of the other parties in the manner set forth above.

            5.2 DELAY. No failure on the part of the Holder to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies under this Note are cumulative and not exclusive of any rights, remedies, powers and privileges that may otherwise be available to the Holder.

            5.3 Severability. Whenever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations. If, however, any provision of this Note shall be prohibited by or invalid under any such law or regulation in any


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jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of this Note, or the validity or effectiveness of such provision in any other jurisdiction.

            5.4 Successors and Assigns. This Note shall be binding upon, inure to the benefit of and be enforceable by the Company, the Holder and their respective successors and assigns.

            5.5 Headings. The subject headings of the Articles and Sections of this Note are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

      IN WITNESS WHEREOF, the Company has duly executed this Note, as of the date first above written.


                             NUWAY MEDICAL, INC., a
                             Delaware corporation


                                /s/
                             -----------------------------
                             Dennis Calvert
                             Chief Executive Officer


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